September 2, 2010
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C. 20549-3651
Attention: Lilyanna Peyser                                                                      cc: H. Christopher Owings
RE: Nash-Finch Company
          Comment letter dated August 19, 2010
          Form 10-K for the year ended January 2, 2010
          Definitive Proxy Statement filed April 15, 2010
          Form 10-Q for the fiscal quarter ended March 27, 2010
          Form 10-Q for the fiscal quarter ended June 19, 2010
          Form 8-K filed March 4, 2010
Dear Ms. Peyser:
As discussed this letter confirms an extension until September 10, 2010 to file responses by Nash-Finch Company to the comments raised by the Staff of the Securities and Exchange Commission in its letter to Alec C. Covington dated August 19, 2010, with respect to the above mentioned filings.
Please contact me at 952-844-1060 to discuss any further questions or comments you might have.
Sincerely,
/s/ Robert B. Dimond
Robert B. Dimond
Executive Vice President and Chief Financial Officer

P.O. Box 355, Minneapolis, MN 55440-0355
7600 France Avenue South, Minneapolis, MN 55435 Ph. 952-832-0534 • Fx. 952-844-1234